Toni Perazzo
Chief Financial Officer
(650) 340-1888

FOR IMMEDIATE RELEASE

              AEROCENTURY CORP. REPORTS FIRST QUARTER 2005 RESULTS

(BURLINGAME, CA), May 2, 2005 -- AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported its operating results for first quarter 2005.

For the quarter ended March 31, 2005, the Company reported revenues of $2.5 million compared with revenues of $2.1 million for 2004.

The Company reported net income of $39,800 or $0.03 per share for the first quarter of 2005 as compared to net income of $30,100 or $0.02 per share for the first quarter of 2004.

The Company had operating lease revenue of $2.5 million for the first quarter 2005 compared to $2.1 million for the same period in 2004. This increase is the result of increased operating lease revenue from aircraft purchased during 2004 which was partially offset by lower lease rates for several aircraft in 2005, a greater number of aircraft off lease during the first quarter of 2005 versus 2004, and the sale of a pool of turboprop engines in December 2004.

The first quarter of 2005 included a loss on sale of aircraft and aircraft engines of approximately $59,600 as a result of the sale of a deHavilland DHC-7. There were no sales in the first quarter of 2004.

Other income was approximately $8,000 higher in the three months ended March 31, 2005 versus the same period in 2004 primarily as a result of the reversal of previously accrued estimated expenses in connection with the sale of one of the Company's aircraft in 2004. The reversal was partially offset by lower interest income in 2005 versus 2004 as well as payments received in 2004 on one of the Company's notes receivable.

Depreciation was approximately $80,000 higher in the three months ended March 31, 2005 versus 2004 and management fees were approximately $82,000 higher in the three months ended March 31, 2005 versus 2004 primarily because of the purchase of aircraft in 2004, the effect of which was partially offset by asset sales.

Interest expense was approximately $212,000 higher in the three months ended March 31, 2005 versus 2004 primarily as a result of higher market interest rates upon which the Company's revolving credit facility variable interest rates are based and a higher average principal balance in 2005.

Professional fees and general and administrative expenses were approximately $3,000 lower in the three months ended March 31, 2005 versus 2004 primarily because of lower legal fees in 2005. This decrease was partially offset by higher accounting fees and costs incurred in connection with the Company's annual report, proxy solicitation and Sarbanes-Oxley compliance costs.

Insurance expense was approximately $19,000 higher in the three months ended March 31, 2005 versus 2004 primarily as a result of the Company having to provide owner aircraft coverage for more off-lease days in 2005 compared to last year. This increase was partially offset by lower rates per dollar of coverage in 2005 versus 2004. (more)

Maintenance expense was approximately $8,000 lower in the three months ended March 31, 2005 versus 2004 primarily as a result of maintenance performed in the first quarter of 2004 to prepare an aircraft for re-lease.

Included in net income for the three-month period of 2005 was an impairment charge of approximately $12,200 for one aircraft, based on its estimated net sale proceeds pursuant to an agreement to sell the aircraft in April 2005.



                               (See tables below.)


                                AeroCentury Corp.
                         Selected Financial Information
                                   (Unaudited)

                                                                               For the Quarter       For the Quarter
                                                                                    Ended                 Ended
                                                                                  March 31,            March 31,
                                                                                     2005                  2004

Summary of Operations:
Operating lease revenue                                                             $ 2,521,610             $2,059,800
Loss on disposal of aircraft and aircraft engines                                      ( 59,550)                     -
Other income                                                                             78,090                 70,230
                                                                                    -----------              ---------

Total revenues                                                                        2,540,150              2,130,030
                                                                                    -----------              ---------


Depreciation                                                                            925,130                845,080
Interest                                                                                762,720                551,140
Management fees                                                                         544,350                462,780
Professional fees and general and administrative                                        138,460                141,180
Insurance expense                                                                        92,610                 74,020
Maintenance                                                                              16,610                 24,780
Provision for impairment                                                                 12,180                      -
                                                                                    -----------              ---------
                                                                                      2,492,060              2,098,980
                                                                                    -----------              ---------
Income before taxes                                                                      48,090                 31,050
Tax provision                                                                             8,250                    930
                                                                                    -----------              ---------
Net income                                                                          $    39,840              $  30,120
                                                                                    ===========              =========


Weighted average common shares outstanding                                            1,543,257              1,543,257
                                                                                    ===========              =========
Earnings per share                                                                  $      0.03              $    0.02
                                                                                    ===========              =========

                                                                 March 31,             December 31,             March 31,
                                                                    2005                   2004                    2004
Summary Balance Sheet:
Total assets                                                     $ 76,106,010             $ 83,931,530            $ 72,761,050
Total liabilities                                                $ 57,268,990             $ 65,134,350            $ 54,200,120
Shareholders' equity                                             $ 18,837,020             $ 18,797,180            $ 18,560,930